Black Hills Corporation
News Release

Company Contact:
Jason Ketchum	605-721-2765
Media Relations line	866-243-9002

BLACK HILLS CORP. REPORTS FIRST QUARTER 2010 RESULTS
STRONG OVERALL PERFORMANCE AND STRATEGIC INITIATIVES ON TRACK

RAPID CITY, SD — May 6, 2010 — Black Hills Corp. (NYSE: BKH) today announced first quarter financial results. Income from continuing operations improved 23 percent for first quarter 2010 to $31.4 million or $0.81 per share compared to income from continuing operations for first quarter 2009 of $25.6 million or $0.66 per share. Net income for the three months ending March 31, 2010, was $31.4 million or $0.81 per share compared to net income of $26.4 million or $0.68 per share for the same period in 2009.

 “We had a strong first quarter and continue to make significant progress with our strategic initiatives,” said David R. Emery, chairman, president and CEO of Black Hills Corp. “Wygen III, our coal-fired power plant located at our Gillette Energy Complex, began providing energy to customers on April 1, 2010, ahead of schedule and under budget. Our plans are moving forward to construct two gas-fired generation facilities totaling 380 megawatts to serve our electric utility customers in southern Colorado, and we anticipate breaking ground this summer. Unification projects are in the final phases, and we expect to realize additional operating efficiencies by completing the integration of our core information technology systems and business processes by the end of this year.”

Black Hills Corp. highlights for first quarter 2010 and other recent events include:

o	Wygen III, a 110-megawatt coal-fired generation facility near Gillette, Wyo., began commercial operations on April 1, 2010, three months earlier and at a lower cost than originally anticipated.

o
On Sept. 30, 2009, Black Hills Power filed a rate request with the South Dakota Public Utilities Commission for a $32 million increase in annual utility revenues. An interim rate increase of $24 million in annual revenues became effective on April 1, 2010. In late April, Black Hills Power reached a settlement in principle with the Black Hills Industrial Intervenors and the South Dakota PUC staff and expects to file the settlement details with the commission in May.

o
On Oct. 19, 2009, Black Hills Power filed a rate request for a $3.8 million increase in annual utility revenues with the Wyoming Public Service Commission. On May 4, 2010, Black Hills Power filed a settlement stipulation agreement with the Wyoming PSC for a $3.1 million increase in annual revenues. Rates are anticipated to be in effect June 1, 2010. The proposed rate increase is subject to approval by the Wyoming PSC.

o
On March 16, 2010, Black Hills Power completed a new seven-year power purchase agreement to continue providing capacity and energy to the City of Gillette, Wyo. The agreement includes an option for Gillette to purchase 23 percent of Wygen III, which is expected to take place in 2010.

o
Plans to construct two gas-fired power generation facilities to serve Black Hills Energy – Colorado Electric customers are moving forward and are on track to start providing energy by Jan. 1, 2012. Most of the plant equipment has been ordered, and construction is expected to begin in third quarter 2010.

o	The 180-megawatt regulated utility project is expected to cost between $240 million and $260 million and also includes related transmission investments.

o
The 200-megawatt non-regulated Black Hills Colorado IPP project will serve Black Hills Energy – Colorado Electric utility customers through a 20-year power purchase agreement and is expected to cost between $240 million and $265 million.

o
In response to a request from the Colorado Public Utilities Commission, Black Hills Energy – Colorado Electric will file a preliminary analysis regarding a future rate request that the utility expects to file in 2011 associated with the new utility generation facility, system improvements and the power purchase agreement with Black Hills Colorado IPP. The base annual revenue request is expected to be in the range of 8 percent to 15 percent over customer rates in place at the time the 2011 rate request is filed with the Colorado PUC. This estimate includes recognition of cost decreases in purchased capacity, energy and transmission that are components of the current utility rate structure.

o
On Jan. 6, 2010, Black Hills Energy – Colorado Electric filed a request with the Colorado PUC seeking a $22.9 million increase in annual revenues. Settlement discussions are ongoing, and the case is anticipated to have an effective date in third quarter 2010.

o	The company reached agreement with the Department of Energy for smart grid funding through matching grants totaling $20.7 million for its electric utility subsidiaries, Black Hills Energy –

Colorado Electric, Black Hills Power and Cheyenne Light, Fuel & Power. The matching funds are made available under the American Recovery and Reinvestment Act of 2009 and, combined with investments from the Black Hills electric utilities, enable the installation of an additional 149,000 smart meters and related infrastructure investments in 2010 and 2011.

o
On March 2, 2010, Black Hills Energy – Nebraska Gas sold assets to the Metropolitan Utilities District for $6.1 million in cash and a $1.7 million gain on sale after the annexation of a service area by the city of Omaha, Neb. Approximately 3,000 customers were transferred to MUD, and the transaction agreement also included a provision to clarify service territory boundaries that must be approved by the Nebraska Public Service Commission.

o
On April 15, 2010, a new $500 million, unsecured corporate revolving credit facility was completed that will be used to fund working capital needs and for general corporate purposes. The new facility has a three-year term, expiring April 14, 2013, and includes a $100 million accordion feature. The previous $525 million revolving credit facility due May 4, 2010, was terminated. The costs of borrowings under the new facility are based on the company’s credit rating and are currently at a spread of 275 basis points over LIBOR.

o
In early May, Enserco is expected to complete a two-year, $250 million committed stand-alone credit facility to replace its one-year, $300 million credit facility. The new credit facility will include a $100 million accordion feature that will allow the company to increase commitments under the facility to an aggregate $350 million.

o	The company recognized a non-cash mark-to-market loss related to certain interest rate swaps of $2.0 million after-tax for the first three months of 2010.

Compared to the first quarter of 2009, income from continuing operations in the first quarter of 2010 reflects the following:

Utilities – First Quarter 2010

▪	$2.2 million increase in gas utility earnings

▪	$0.5 million increase in electric utility earnings

Non-regulated Energy – First Quarter 2010

▪	$28.1 million increase in oil and gas earnings (first quarter 2009 results included a non-cash ceiling test impairment of $27.8 million)

▪	$1 million increase in energy marketing earnings

▪	$0.5 million increase in coal mining earnings

▪	$16.1 million decrease in power generation earnings (first quarter 2009 results included a $16.9 million gain from the sale of a 23.5 percent interest in the Wygen I generation facility)

Corporate – First Quarter 2010

▪
$10.5 million decrease in corporate earnings (first quarter 2009 results included a $9.6 million net non-cash gain, resulting from an unrealized mark-to-market gain for certain interest rate swaps entered into in 2007)

“Although Enserco’s first quarter earnings improved over 2009 with solid performance from the natural gas storage strategy, it fell short of expectations because tight basis spreads continued to negatively impact natural gas transportation margins,” Emery said. “However, as a result of better-than-expected performance from the other business segments in the first quarter, we are reaffirming our 2010 earnings guidance range of $1.80 to $2.05 per share as previously issued on Oct. 29, 2009.”

DIVIDENDS

On April 27, 2010, the board of directors declared a quarterly dividend on the common stock. Common shareholders of record at the close of business on May 18, 2010, will receive 36 cents per share, equivalent to an annual dividend rate of $1.44, payable on June 1, 2010.

CONFERENCE CALL AND WEBCAST

 The company will host a live conference call and webcast at 11 a.m. EDT on Friday, May 7, 2010, to discuss the company’s financial and operating performance.

Those interested in listening to the live broadcast from within the United States can call 866-730-5765. International callers can call 857-350-1589. All callers need to enter the pass code 82052068 when prompted. To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the website prior to the webcast. Listeners should allow at least five minutes for registering and accessing the presentation.

For those unable to listen to the live broadcast, a replay will be available on our website or by telephone through May 14, 2010, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 38795487.

CONSOLIDATED FINANCIAL RESULTS

	BLACK HILLS CORPORATION
	(in thousands, except per share amounts)
	Three months ended March 31,
	2010	2009
Revenues:
Utilities	$391,806	$393,397
Non-regulated Energy	50,526	44,546
	$442,332	$437,943

Net income (loss):
Continuing operations -
Utilities	$29,350	$26,582
Non-regulated Energy	7,051	(6,493	) (a)
Corporate (b)	(4,967)	5,536

Income from continuing operations	31,434	25,625
Discontinued operations (c)	-	766
Net income	$31,434	$26,391

Weighted average common shares outstanding:
Basic	38,848	38,511
Diluted	39,009	38,563

Earnings per share:
Basic -
Continuing operations	$0.81	$0.67
Discontinued operations	-	.02
Total	$0.81	$0.69
Diluted -
Continuing operations	$0.81	$0.66
Discontinued operations	-	0.02
Total	$0.81	$0.68

(a)The first quarter of 2009 financial results includes a $27.8 million after-tax non-cash ceiling test impairment at our Oil and Gas segment and a $16.9 million after-tax gain on the sale of a 23.5% ownership interest in the Wygen I power generation facility to MEAN.
(b)First quarter of 2010 and 2009 financial results for our Corporate activities include a $2.0 million after-tax loss and a $9.6 million after-tax gain, respectively, related to non-cash mark-to-market adjustments on certain interest rate swaps.
(c)Discontinued operations for the three months ended March 31, 2009 primarily reflect the results of the final working capital and income tax adjustments related to our 2008 IPP Transaction.

BLACK HILLS CORP. BUSINESS UNIT PERFORMANCE SUMMARY – FIRST QUARTER 2010

(Minor differences in comparative amounts may result due to rounding. All amounts presented on an after-tax basis unless otherwise indicated)

Utilities Group – First Quarter 2010

Income from continuing operations from the Utilities group for the three months ending March 31, 2010 was $29.4 million, compared to $26.6 million in 2009. Business segment results were as follows:

•	Electric Utility segment income from continuing operations was $9.9 million for the first quarter of 2010 compared to $9.3 million in 2009 as a result of:
Gross margin: Gross margin increased $1.3 million primarily due to a $0.7 million increase in off-system sales margins.

Operating, general and administrative costs: Operating, general and administrative costs were comparable to the same period in prior year.

Depreciation and amortization: Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net: Interest expense, net increased $0.5 million due to higher interest expense of $2.2 million as a result of a change in debt structure from short-term borrowings to longer-term borrowings, partially offset by an increase of $1.6 million for AFUDC associated with the borrowed funds for the construction at Wygen III and Colorado Electric.

Other income: Other income increased $0.2 million primarily due to increased AFUDC-equity associated with the construction of the Wygen III facility.

Income tax expense: The effective tax rate was comparable to the same period in prior year.

•	The Gas Utility segment income from continuing operations was $19.5 million for the first quarter of 2010 compared to $17.3 million in 2009, primarily as a result of:
Gross margin: Gross margins increased $3.4 million due to higher volumes on more heating degree days and the impact of increased rates approved at Iowa Gas, Nebraska Gas and Colorado Gas that were not in effect in the first quarter of 2009.

Operating, general and administrative costs: Operating, general and administrative costs decreased $0.9 million primarily due to the gain on sale of $1.7 million of an annexed territory by the City of Omaha partially offset by increases in employee benefits and property taxes.

Depreciation and amortization: Depreciation and amortization decreased $0.7 million primarily due to assets that became fully depreciated during 2009.

Interest expense, net: Interest expense, net increased $2.6 million primarily resulting from the assignment of debt to reflect an appropriate capital structure and an increased interest rate reflecting the assignment of long-term debt.

Other expense: Other expense comparable to same period in prior year.

Income tax expense: The effective tax rate was comparable to the same period in prior year.

The following tables provide certain Utilities group operating statistics:
Electric Utilities	Three months ended March 31,
	2010	2009
Retail sales - MWh	1,153,855	1,114,702
Contracted wholesale sales - MWh	168,465	168,679
Off-system sales - MWh	475,089	419,833
	1,797,409	1,703,214

Total gas sales - Dth (Cheyenne Light)	2,042,836	1,846,994

Regulated power plant availability:
Coal-fired plants*	94.0%	97.3%
Other plants	99.7%	99.2%
Total availability	96.2%	98.0%

Gas Utilities

Total gas sales - Dth	26,141,390	23,835,618
Total transport volumes - Dth	17,811,747	15,378,558

* In 2010, reflects a 12-day unplanned outage at Wyodak, a 362-megawatt mine-mouth coal-fired plant owned 80% by PacifiCorp and 20% (or 72.4-megawatts) by Black Hills Power.

Non-regulated Energy Group – First Quarter 2010

Income from continuing operations from the Non-regulated Energy group for the three months ending March 31, 2010 was $7.1 million, compared to loss from continuing operations of $6.5 million for the same period in 2009. Business segment results were as follows:

•	Power Generation income from continuing operations was $1.1 million for the first quarter of 2010, compared to $17.2 million in 2009 as a result of:
Revenue: Revenue for the first three months of 2010 was comparable to the first three months of 2009.

Cost of Sales: Cost of sales for the first three months of 2010 were comparable to the first three months of 2009.

Operating, general and administrative costs: Operating expenses were comparable to the same period in prior year.

Depreciation and amortization: Depreciation and amortization were comparable to the same period in prior year.

Gain on sale of operating asset: The first quarter of 2009 included a $16.9 million gain on sale of operating asset for the sale of a 23.5% ownership interest in the Wygen I generating facility.

Interest expense net: Interest expense, net decreased $0.6 million primarily due to a decrease in debt from an intercompany debt restructuring offset by $120 million in project debt financing at Black Hills Wyoming.

Other expense: Other expense was comparable to the same period in prior year.

Income tax expense: The effective tax rate for the three months ended March 31, 2010 is comparable to the effective tax rate for the three months ended March 31, 2009.

•	Coal Mining income from continuing operations was $1.3 million for the first three months of 2010, compared to $0.8 million in 2009 as a result of:
Revenue: Revenue decreased $0.3 million primarily due to an 8% decrease in tons sold as a result of outages at customers’ plants partially offset by an increase of approximately 5% in average price received.

Operating, general and administrative costs: Operating, general and administrative costs were comparable to the same period in prior year.

Depreciation, depletion and amortization: Depreciation, depletion and amortization expense decreased $0.7 million primarily due to lower estimated future reclamation costs amortized over the life of the coal mine inventory, partially offset by an increased asset base.

Interest income, net: Interest income, net was comparable to the same period in prior year.

Other income: Other income increased $0.2 million primarily due to the rental income associated with the mine property leased to the owners of Wygen III which was not in effect in the first quarter of 2009.

Income tax expense: Income tax expense increased $0.5 million primarily due to higher pre-tax earnings during the first three months of 2010. For the first three months of 2009, the tax benefit generated by percentage depletion had a more significant effect on the income tax provision.

•	Energy Marketing income from continuing operations was $2.3 million for the first quarter of 2010, compared to income from continuing operations of $1.3 million in 2009 as a result of:
Revenue: Revenue increased $1.9 million primarily due to a $3.2 million decrease in loss on unrealized marketing margins due to fewer trades with a positive value in the forward book going to settlement, partially offset by a decrease of $1.2 million in realized margins on lower crude oil margins as a result of winter weather conditions.

Operating, general and administrative costs: Operating, general and administrative costs increased $0.2 million primarily due to increased bank fees as a result of higher letters of credit costs on a comparable utilization level.

Depreciation and amortization: Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net: Interest expense, net increased $0.5 million due to amortization of financing costs related to the committed credit facility.

Other income (expense): Other (expense) income was comparable to the same period in prior year.

Income tax expense: The effective tax rate for the three months ended March 31, 2010 is comparable to the effective tax rate for the three months ended March 31, 2009.

•	Oil and Gas income from continuing operations was $2.3 million for the first quarter of 2010, compared to a loss from continuing operations of $25.7 million in 2009 as a result of:
Revenue: Revenue increased $2.1 million primarily due to a 20% increase in the average hedged price of natural gas and a 48% increase in the average hedged price of oil, partially offset by a 15% decline in oil volumes and a 20% decline in gas volumes.

Operating, general and administrative costs: Operating, general and administrative decreased $0.2 million as a result of cost containment efforts partially offset by higher production taxes due to increased commodity prices.

Depletion, depreciation and amortization: Depletion, depreciation and amortization decreased $1.8 million due to lower volumes and lower depletion rates. The lower depletion rate for the three months ended March 31, 2010 compared to the same period in the prior year is a result of the reduction in the depletion cost base due to the impairment charges and an increase in proved reserve estimates as of March 31, 2010 due to higher prices.

Impairment of long-lived assets: A $27.8 million after-tax non-cash ceiling test impairment charge was taken during the first quarter of 2009. The write-down in the net carrying value of our natural gas and crude oil properties resulted from low March 31, 2009 quarter-end prices for the commodities. The write-down of gas and oil properties was based on period end NYMEX prices of $3.63 per Mcf, adjusted to $2.23 per Mcf at the wellhead, for natural gas and $49.66 per barrel, adjusted to $45.32 per barrel at the wellhead, for crude oil.

Interest expense, net: Interest expense, net decreased $0.2 million primarily due to a reduction in intercompany debt and lower intercompany interest rates.

Other income: Other income was comparable to the same period in prior year.

Income tax expense: Income tax expense was recorded in the first three months of 2010 due to pre-tax earnings compared to an income tax benefit in the first three months of 2009 resulting from the ceiling test impairment charge in addition to a $3.8 million positive adjustment of a previously recorded tax position.

The following tables contain certain Non-regulated Energy operating statistics:
	Three months ended March 31,
Power Generation:	2010	2009
Contracted fleet power plant availability:
Coal-fired plant	100.0%	95.5%
Natural gas-fired plants	100.0%	98.0%
Total availability	100.0%	96.6%

	Three months ended March 31,
	2010	2009
Coal Mining:
Tons of coal sold	1,392,400	1,506,100

Overburden yards	3,570,770	3,162,100

	Three months ended March 31,
	2010	2009
Energy Marketing:
Average daily volumes:
Natural gas physical - MMBtus	1,753,200	2,252,800
Crude oil physical – barrels	13,430	11,060

	Three months ended March 31,
	2010	2009
Oil and Gas production:
Mcf equivalent sales	2,658,522	3,285,110

Corporate – First Quarter 2010

Loss for the three months ending March 31, 2010 was $5.0 million, compared to earnings of $5.5 million for the same period in 2009. Results for the first quarter of 2010 reflect $2.0 million unrealized mark-to-market loss related to interest rate swaps no longer designated as hedges for accounting purposes and $0.7 million decrease in net interest expense compared to the first quarter of 2009 which included a $9.6 million gain related to interest rate swaps.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver and Omaha, Neb. The company serves 763,300 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2009 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•
Our ability to receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities and the timing in which the new rates would go into effect;

•	Our ability to add power generation assets into our regulatory rate base and the ability to receive an adequate return on the investments;

•	Our ability to complete the planning, permitting, and construction, start up and operation of power generation facilities in a cost-effective and timely manner;

•	Our ability to complete a two-year $250 million committed stand-alone credit facility for our energy marketing operations;

•	The accounting treatment and earnings impact associated with interest rate swaps;

•
The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC’s full cost ceiling test for natural gas and oil reserves;

•	Our ability to successfully integrate and profitably operate the five gas and electric utilities acquired from Aquila in July 2008, including the integration of core systems and processes;

•	The timing and extent of scheduled and unscheduled outages of our power generating facilities;

•
Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

•	Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;

•	Changes in or compliance with laws and regulations, particularly those related to taxation, power generation, safety, protection of the environment and energy marketing;

•	Weather and other natural phenomena;

•	The effect of accounting policies issued periodically by accounting standard-setting policies;

•	General economic and political conditions, including tax rates or policies and inflation rates; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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